Exhibit 99

Press Release

December 24, 2008

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. SHAREHOLDERS APPROVE AMENDMENT TO RESTATED ARTICLES OF INCORPORATION

On December 23, 2008, the Shareholders of West Bancorporation, Inc. (NASDAQ: WTBA) (the “Company”), parent company of West Bank and WB Capital Management Inc., approved an amendment to the Company’s Restated Articles of Incorporation authorizing a class of preferred stock at a Special Shareholders’ Meeting.  Eighty percent of the Company’s Shareholders were represented by proxy or attended in person, with the proposal being approved by eighty-six percent of those Shareholders.

With this approval, the Company will be able to complete the sale of preferred stock to the U.S. Department of the Treasury under the Troubled Asset Relief Program Capital Purchase Program (“CPP”).  As previously announced, the Company has received preliminary approval to participate in the program in an amount of $36 million.  The Company expects to complete this transaction on December 31, 2008.

In response to Shareholder questions, Mr. Thomas E. Stanberry, Chairman, President and Chief Executive Officer stated that the Company decided to apply for funds under the CPP because it believes a higher level of capital is warranted since the duration and extent of the current economic downturn is unknown.  He went on to say that the CPP funds will be used for loans, liquidity, and capital.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements preceded by, followed by or that include the words “believes,” “expects,” “should,” or “anticipates,” or references to estimates or similar expressions.  Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties.  Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.